EXHIBIT 5.1

[LETTERHEAD]

April 5, 2002

Board of Directors
Ultimate Electronics, Inc.
321 West 84th Avenue, Suite A
Thornton, CO 80260

Re: Sale of 3,162,500 Shares of Common Stock on
Registration Statement on Form S-3 (Reg. No. 333-84942)

Gentlemen:

We are counsel to Ultimate Electronics, Inc. (the "Company") and are providing this opinion in connection with the registration by the Company of 3,162,500 shares of Common Stock (the "Shares") described in the Company's Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on March 26, 2002 (as amended, the "Registration Statement"). In such connection we have examined certain corporate records and proceedings of the Company, including actions taken by the Company in respect of the authorization and issuance of the Shares, and such other matters as we deemed necessary or appropriate for the purpose of furnishing this opinion. As to our opinion that the Shares that may be sold by the selling stockholder are fully paid, we are basing our opinion solely upon available financial records of the Company, certificates by the Company's officers and the representations in the Underwriting Agreement.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold as contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the reference to this firm under the heading "Legal Matters" in the Registration Statement, and in the Prospectus constituting a part thereof, as the counsel who will pass upon the validity of the Shares. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

                      Very truly yours,

                      /s/ DAVIS GRAHAM & STUBBS LLP
                      DAVIS GRAHAM & STUBBS LLP